UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☒	Definitive Information Statement

SMARTHEAT INC.
(Name of Registrant as Specified In Its Charter)

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SMARTHEAT INC.
c/o Huajun Ai: Corporate Secretary
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110141

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
To Our Stockholders:

This Information Statement is first being mailed on or about November 5, 2015 to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) of SmartHeat Inc., a Nevada corporation (the “Company”), as of the close of business on September 17, 2015 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting, dated October 20, 2015 (the “Written Consent”) by the stockholders of the Company owning a majority of the outstanding shares of Common Stock of the Company (the “Majority Stockholders”) as of the Record Date. Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to SmartHeat Inc.

The Written Consent:

1.
approved the re-election of five directors to the Board of Directors (the “Board”) of Company to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

2.
approved the selection of MJF & Associates, as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2015.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the Nevada Revised Statutes (“NRS”) and the Company’s governing documents and our Bylaws to approve the actions described herein. Accordingly, they are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been first mailed to the stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

By Order of the Board of Directors,

/s/ Oliver Bialowons
Oliver Bialowons Chairman

GENERAL INFORMATION

This Information Statement is being first mailed on or about November 5, 2015 to stockholders of the Company by the Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

Only one copy of this Information Statement is being delivered to two or more stockholders who share an address unless we have received contrary instruction from one or more of such stockholders. We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MATTERS DESCRIBED HEREIN.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY STOCKHOLDERS

Under the NRS and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the (1) re-election of our directors and (2) approval of the appointment of our independent registered public accounting firm require vote the affirmative or written consent of a majority of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 6,783,399 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On October 20, 2015, the Majority Stockholders adopted resolutions approving the (1) re-election of our directors, (2) approval of the appointment of our independent registered public accounting firm.

CONSENTING STOCKHOLDERS

On October 20, 2015, the Majority Stockholders being the record holders of 3,608,435 shares of our Common Stock, constituting approximately 53.2% of the issued and outstanding shares of our Common Stock, consented in writing to (1) re-elect our directors and (2) ratify the appointment of our independent registered public accounting firm (together, the “Stockholder Actions”).

We are not seeking written consent from any other stockholders, and the other stockholders will not be given an opportunity to vote with respect to the foregoing Stockholder Actions. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the Stockholder Actions were taken by Written Consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a board of director of not less than one (1) and not more than ten (10) directors, the exact number being determined by our Board. The number of members of our Board is currently five (5). The directors are elected for a term of one year or until their successors are duly elected and qualified.

Nominees

The Board has recommended the nomination of Oliver Bialowons, Xin Li, Kenneth Scipta, Weiguo Wang and Qingtai Kong as directors for a term that will expire at our Annual Meeting of Shareholders to be held in 2016. The Board has approved this recommendation and nominated Oliver Bialowons, Xin Li, Kenneth Scipta, Weiguo Wang and Qingtai Kong, who have indicated their willingness to serve.

Oliver Bialowons	President & Director	46
Yingkai Wang	Acting Chief Accountant	42
Kenneth Scipta	Director	73
Weiguo Wang	Director	49
Xin Li	Director	41
Qingtai Kong	Director	68

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Each executive officer is a part-time officer. Our directors hold office for one-year terms or until their successors have been elected and qualified. There are no family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or key personnel. There are no arrangements or understandings between any of our directors or executive officers and any other persons pursuant to which such director or executive officer was selected in that capacity.

Oliver Bialowons, President and Director

Oliver Bialowons was appointed as a Director and as President of the Company on May 25, 2012, to fill the roles formerly held by Jun Wang. Mr. Bialowons brings more than 20 years of experience as a turnaround executive to the Board of Directors and management of the Company. Mr. Bialowons also serves as a Director of KarstadtQuelle AG, a German retailer. In 2009, Mr. Bialowons assumed the position of Chairman of Bowe Bell Howell Inc., a financially stressed U.S. based manufacturer of industrial logistics equipment with worldwide operations and distribution. Mr. Bialowons directed the restructuring of Boewe Bell Howell’s business and eventual sale of the Bell Howell business to Bell and Howell, LLC, a portfolio company of Versa Capital Management, LLC. Mr. Bialowons continued to serve as Chairman of Bowe Bell Howell in the United States until March of 2012. Since March of 2012, Mr. Bialowons has also served as the Chief Executive Officer of IHR Platz in Germany. From 2008 to 2010, Mr. Bialowons was Chief Executive Officer of Boewe Systec AG and Wanderer Werke AG, and from 2007-2008 he was Chief Operating Officer of neckermann.de GmBH.  Prior to 2007, Mr. Bialowons held various management positions at Mitsubishi Motors Corp. and DaimlerChrysler AG.

Yingkai Wang, Acting Chief Accountant and Treasurer

Yingkai Wang was appointed as our Acting Chief Accountant on June 7, 2013. Mr. Wang has served as our subsidiaries financial manager since 2007, and has been responsible for our internal financial reporting, establishing a budget and for analyzing our subsidiaries’ overall financial position.  Mr. Wang was previously the financial manager of Shenyang Zhong Zhijie Electric Equipment Co., Ltd. from 2004-2007, and Shenyang Materials Group from August 1996 – April 2004.  Mr. Wang is acquainted with our subsidiaries’ operations and was appointed to serve our Acting Chief Accountant by our Board of Directors as we continue to search for a new Chief Financial Officer.

Huajun Ai, Corporate Secretary

Ms. Ai was appointed our Corporate Secretary on April 14, 2008. Ms. Ai joined Taiyu in 2002 as its Corporate Secretary. From December 2000 to October 2002, she served as an accountant at Shenyang Dongyu International Trade Co., Ltd. From July 1994 to November 2000, Ms. Ai served as an accountant at Northeast Jin Cheng Industrial Corp. Ms. Ai obtained her bachelor’s degree in Foreign Trade Accounting from Shenyang North Eastern University in 1994.

 Kenneth Scipta, Director

Kenneth Scipta was appointed to our Board of Directors and as Chairman of our Audit Committee on July 10, 2012. Mr. Scipta, a certified public accountant, has over 35 years of relevant accounting experience, and has served on several boards of directors. From 1993 to 1996, Mr. Scipta was the president and a board member of Mid-West Springs Manufacturing Company, a NASDAQ traded company, where he was responsible for day to day operations, planning, administration and financial reporting. Upon Mr. Scipta’s resignation he assumed the duties of president of the special products division, which included catalog sales, die springs and the development of international sales. Previously, from 1979-1993, Mr. Scipta served in various positions such as president, vice president of finance and vice president of sales and marketing for Mid-West’s primary subsidiary. From 1998 to 2006, Mr. Scipta was the chief executive officer and a board member of First National Entertainment Company, a multi-million dollar company traded on NASDAQ.

Weiguo Wang, Director

Mr. Wang was appointed to our Board of Directors on June 19, 2008, and serves currently as the Chairman of our Compensation Committee and member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Wang brings over eight years of relevant industry oversight and extensive engineering experience to the Board. Mr. Wang has served as a Director of the China Special Equipment Inspection and Research Agency since 2006. Prior positions include serving as a supervisor of the Lanzhou Heat Transfer & Save Energy Engineering Center in 2006, Assistant Secretary General of the China Standardization Committee on Boilers and Pressure Vessels in 2005 and Deputy General Manager of Boilers Standard (Beijing) Technology Services Center Co., Ltd. in 2004. From July 2001 to December 2003, Mr. Wang was a teacher at Tianjin University, China. Mr. Wang holds a bachelor’s degree in Mechanics, a master’s degree in Fluid Mechanics and a PhD in Fluid Mechanics, all from Beijing University. His skills include business analysis, industry analysis, and long-range planning, especially as applied to manufacturing and standards implementation.

Xin Li, Director

Mr. Li was appointed to our Board of Directors on July 29, 2009, and serves as the Chairman of our Nominating and Corporate Governance Committee and member of our Audit Committee and Compensation Committee. Mr. Li brings more than a decade of corporate governance and industrial operations management experience to the Board. He is a renowned management consultant in China and currently serves as the general manager of Beijing ShengGao Consulting Co., Ltd., a strategic advisory firm founded by him more than 10 years ago that focuses on providing strategic guidance and management training to global companies. He also serves as an independent director and chairs the audit and various governance committees at several large Chinese domestic companies not listed in the United States. Mr. Li is a prolific writer in strategies and management issues. He has authored several books in the areas of management science and strategic planning. Mr. Li is proficient in Mandarin Chinese and English. He has an MBA and is a Research Fellow at the Management Science Center of Beijing University.

Qingtai Kong, Director

Mr. Kong was appointed to our Board of Directors on September 22, 2011, and serves as a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Mr. Kong is a senior engineer bringing over 20 years of management experience in the gas supply and heating industry in China to the Board, and he currently serves as commissioner of China’s Industrial Gas Committee. From 1995 to 2001, Mr. Kong served as Deputy Director overseeing district heating projects for the Qinhuangdao District Bureau of Municipal & Rural Construction in Hebei Province. From 1991 to 1995, Mr. Kong served as general manager of the state-owned utility Gas Supply Corporation of Qinhuangdao in Hebei Province. Mr. Kong’s career in the gas industry began in 1988 with his position as chief engineer of a gas network project in the city of Qinhuangdao.

Attendance at Annual Meetings

Members of the Board are encouraged to attend our Annual Meeting; attendance is not mandatory.

Board Meetings

Our Board of Directors held three (3) meetings during fiscal year 2014, which does not include actions taken by written consent or committee meetings. With the exception of Mr. Wang, each director attended at 100% of the meetings of the Board of Directors held during the period for which he has been a director and the meetings of the Board committees on which he served during the periods that he served in fiscal year 2014.  Under our Corporate Governance Guidelines, directors are expected to attend either in person or by telecommunication, all meetings of our Board of Directors, all meetings of any committee of which he is a member and the annual meeting of stockholders, in addition to spending the time necessary to discharge properly his respective duties and responsibilities.  One member of the Board of Director was in attendance at the Company’s 2014 Annual Meeting of Stockholders.

Board Leadership Structure and Role in Risk Oversight

Since filing our Form 10-Q for the quarter ended March 31, 2012, we significantly restructured our Board of Directors and management. Two directors, Jun Wang and Arnold Staloff, resigned, and two new directors, Oliver Bialowons and Kenneth Scipta, were appointed to our Board of Directors.  Oliver Bialowons is the principal executive officer and Chairman of our Board of Directors which is a typical leadership structure for a smaller reporting company.  Jun Wang resigned as Chairman and Chief Executive Officer of the parent company in order to focus his time and attention on our operations in China. He retained his positions as General Manager of several of our operating subsidiaries. Mr. Wen Sha and Xudong Wang also resigned from their respective positions with the parent company in order to focus their time and attention to their roles with our operating subsidiaries. Oliver Bialowons assumed the duties of President of the parent company on May 25, 2012, and Michael Wilhelm assumed the duties of Chief Financial Officer and Treasurer on July 10, 2012, following the end of our second quarter.

On February 23, 2013, Michael Wilhelm resigned from his position as our Chief Financial Officer due to being “named personally in a groundless stockholder suit, where the alleged (unproven) actions in question are alleged to have taken place long before his involvement with the company.” Mr. Wilhelm was added as a defendant to the class action lawsuit filed against the Company, its directors, and certain of its former officers, originally captioned   Steven Leshinsky v. James Wang, et. al,   now captioned   Stream Sicav, Dharanedra Rai et al. v. James Jun Wang, Smartheat Inc. et al.,   in an amended complaint filed by the Rosen Law Firm on January 28, 2012.  We have had difficulty in retaining a suitable replacement for Mr. Wilhelm due to this class action lawsuit.

In the interim, and so as to have a principal accounting officer that could sign the certifications under Sections 302(a) and 906 of the Sarbanes Oxley Act of 2002 necessary to complete and file our period reports with the Securities and Exchange Commission, we appointed Yangkai Wang as our Acting Chief Accountant on June 7, 2013. While Mr. Yingkai Wang has served as a financial manager to our subsidiaries since 2007, he has limited relevant education and training in U.S. GAAP and related SEC rules and regulations.

As part of its oversight functions, the Board of Directors is responsible for the oversight of risk management at the Company.  Our Board of Directors delegates risk oversight to our Audit Committee, which considers and addresses risk assessment and risk management issues and concerns, and reviews with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

Director Independence

Our Board of Directors has determined that each of Messrs. Scipta, Wang, Li, and Kong are independent directors.  We have established the following standing committees of the Board of Directors: Audit, Compensation and Nominating and Corporate Governance.  All members of the Audit, Compensation and Nominating and Corporate Governance Committees satisfy the “independence” standards applicable to members of each such committee.  The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and, on transactions by the directors with the Company, if any.  The Board of Directors considered relationships and transactions between each director, or any member of his immediate family, and the Company, its subsidiaries and its affiliates.  The purpose of the Board of Directors’ review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NASDAQ rules.

Nominating and Corporate Governance Committee

We established our Nominating and Corporate Governance Committee (the “Nominating Committee”) in April 2009.  The Nominating Committee consists of Messrs. Wang, Li, Kong, and Scipta each of whom is an independent director.  Mr. Li is the Chairman of the Nominating Committee.  The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual meeting and fills any vacancies on our Board of Directors, considers any nominations of director candidates validly made by stockholders (the process for which is set forth herein under the section entitled “Stockholder Nominations for Directors”), and reviews and considers developments in corporate governance practices.  The Nominating Committee held no meetings during fiscal year 2014, which does not include actions taken by written consent.  The Board of Directors has adopted a written charter for the Nominating Committee, the current copy of which is available on our website at   www.smartheatinc.com.

 Consideration of Director Nominees

The policy of our Nominating and Corporate Governance Committee is to consider properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and SmartHeat within the last three years, at least three personal references, a statement of recommendation of the candidate from the stockholder, a description of our shares beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the Board of Directors should be sent to:

SmartHeat Inc.
Attn: Corporate Secretary
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110141

Director Qualifications

Our Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by our Board of Directors. While our Board of Directors has not adopted a formal diversity policy or specific standards with regard to the selection of director nominees, due to the global and complex nature of our business, the Board of Directors believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background, and professional experiences in evaluating board candidates.

Although our Board of Directors has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess, when considering a potential non-incumbent candidate, the Nominating and Corporate Governance Committee will factor into its determination the following qualities of a candidate: educational background, diversity of professional experience, including whether the person is a current or former chief executive officer or chief financial officer of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, and ability to represent the best interests of our stockholders.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the Board of Directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Audit Committee and Audit Committee Financial Expert

We have established a separately-designated standing audit committee in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Scipta, Wang, Li, and Kong, each of whom is an independent director. Mr. Scipta, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our Board of Directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee held four meetings during fiscal year 2014, which does not include actions taken by written consent. As more fully described in its charter, a copy of which is available on our website at www.smartheatinc.com, the functions of the Audit Committee include the following:

•	appointment of independent auditors, determination of their compensation and oversight of their work;
•	review the arrangements for and scope of the audit by independent auditors;

•	review the independence of the independent auditors;

•	consider the adequacy and effectiveness of the internal controls over financial reporting;

•	pre-approve audit and non-audit services;

•	establish procedures regarding complaints relating to accounting, internal accounting controls, or auditing matters;

•	review and approve any related party transactions;

•	discuss with management our major financial risk exposures and our risk assessment and risk management policies; and

•	discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters.

Compensation Committee

We established our Compensation Committee in April 2009.  The Compensation Committee consists of Messrs. Wang, Li, Kong and Scipta each of whom is an independent director.  Dr. Wang is the Chairman of the Compensation Committee.  The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key personnel, and for the administration of our equity incentive plan, including the approval of grants under such plan to our directors, personnel and consultants.  The Compensation Committee also reviews and determines compensation of our executive officers.  The Compensation Committee may delegate its authority to subcommittees, but may not delegate its responsibilities for any matters involving executive compensation unless all members of such subcommittee qualify as independent directors.  The Compensation Committee may consult with the members of management in the exercise of its duties.  Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers.  The Compensation Committee held no meetings during fiscal year 2014, which does not include actions taken by written consent.  The Board of Directors has adopted a written charter for the Compensation Committee, the current copy of which is available on our website at www.smartheatinc.com.

The compensation of our executive officers and other personnel is composed of base compensation and equity compensation.   The Compensation Committee has determined the compensation of all executive officers appointed subsequent to the establishment of our Compensation Committee in April 2009.  The Compensation Committee will review base compensation of the executive officers, taking into consideration the Company’s overall financial position and the state of its business.  The Compensation Committee will determine any increase in compensation, with respect to each officer, based on individual performance, level of responsibility, and skills and experience, taking into account the anticipated level of difficulty in replacing such officers with persons of comparable experience, skill and knowledge.

The Committee has the exclusive authority to hire compensation, accounting, legal or other advisors. In connection with any such hiring, the Committee can determine the scope of the consultant’s assignments and their fees. The scope of a consultant’s services may include providing the Committee with data regarding compensation trends, assisting the Committee in the preparation of market surveys or tally sheets or otherwise helping it evaluate compensation decisions. The Committee did not retain an outside compensation consultant in 2014.

Communications with the Board of Directors

Stockholders may contact the Board of Directors about bona fide issues or questions about SmartHeat by sending an email to info@smartheatinc.com or by writing the Corporate Secretary at the following address:

SmartHeat Inc.
Attn: Corporate Secretary
A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110141

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to the email address or street address noted above, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Corporate Secretary for forwarding to the Board of Directors or specified member or members will be forwarded in accordance with the stockholder’s instructions.

Legal Proceedings

Oliver Bialowons, our President, was an executive officer of Bowe Bell & Howell Company, a U.S. based manufacturer of industrial logistics equipment with worldwide operations and distribution, which filed for bankruptcy in April of 2011. Bowe Bell & Howell Company acted as debtor in possession and no external receiver was appointed in the bankruptcy proceeding. The bankruptcy proceeding was subsequently dismissed in March of 2012.

Mr. Bialowons also served as chief executive officer of Wanderer-Werke AG from December 2008 to March 2010, and Boewe Systec AG from December 2008 to November 2010.  Wanderer-Werke AG and Boewe Systec AG filed for insolvency in Germany in May of 2010.

Other than as disclosed above during the past ten years, none of our directors or executive officers has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

•
subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

None of our directors, officers or affiliates, or any beneficial owner of 5% or more of our Common Stock, or any associate of such persons, is an adverse party in any material proceeding to, or has a material interest adverse to, us or any of our subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of the Record Date, regarding the number of shares of our Common Stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding Common Stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our Common Stock. As of the Record Date, there were 6,783,399 shares of our Common Stock issued and outstanding.

Except as otherwise indicated, the address of each of the stockholders listed below is: c/o SmartHeat Taiyu (Shenyang) Energy A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China 110141.

Name of beneficial owner	Number of shares		Percent of class
5% Stockholders
Northtech Holdings Inc. Mill Mall 5, Wickhams Cay 1 P.O. Box 3085 Road Town, Tortola British Virgin Islands	2,100,000	(3)	30.96%
Beijing YSKN Machinery & Electronic Equipment Co., Ltd. Rm 1106, Huapu International Plaza No.19, Chaowai Street, Chaoyang District Beijing, China	680,800	(1)	10.02%
Yang In Cheol #630-5, Namchon-Dong Namdong-Yu Incheon, South Korea 302-405	384,800	(2)	5.67%

Directors and Named Executive Officers
Oliver Bialowons	200,000	(4)	2.95%
Kenneth Scipta	50,000	(5)	0.74%
All Directors and Named Executive Officers as a Group (7 Persons)	250,000		3.69%

(1)
Disclosed on Amendment No. 1 to the Schedule 13D for Beijing YSKN Machinery & Electronic Equipment Co., Ltd (“Beijing YSKN”) filed on June 30, 2008, for beneficial ownership as of May 7, 2008. Beijing YSKN has sole power to vote and dispose of the shares owned by it. Jun Wang and Fang Li each hold 50% of the equitable and legal rights, title and interests in and to the share capital of Beijing YSKN and, as a result of such ownership, each of Messrs. Wang and Li has the shared power to vote and dispose of the shares held by Beijing YSKN.

(2)	Disclosed on the Schedule 13G for Yang In Cheol filed on April 25, 2008, for beneficial ownership as of April 14, 2008.
(3)	Disclosed on the Schedule 13D for Northtech Holdings filed on July 28, 2014.
(4)	Disclosed on the Form 4 for Oliver Bialowons filed on March 31, 2014.
(5)	Disclosed on the Form 4 and Form 3 for Kenneth Scipta filed on April 24, 2014 and March 31, 2014 respectively.

We are not aware of any arrangements that could result in a change in control of the Company.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during fiscal year 2014, all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.

In making these statements, we have relied upon examination of the copies of all Section 16(a) forms provided to us and the written representations of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission statements of ownership and changes in ownership. The same persons are required to furnish us with copies of all Section 16(a) forms they file. We believe that, during fiscal 2014, all of our executive officers, directors and beneficial owner of more than 10% of a registered class of our equity securities complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 27, 2012, we entered into a secured revolving credit facility under the terms of a Secured Credit Agreement with Northtech Holdings, Inc., an entity owned by certain members of the Company’s former management, Jun Wang, our former Chief Executive Officer, Xudong Wang, our former Vice President of Strategy and Development, and Wen Sha, our former Vice President of Marketing. Huajun Ai, our current Corporate Secretary, is also a part owner of Northtech.

 In addition, as amended, the Credit Agreement provides for borrowings of up to $2,500,000 with any amounts borrowed maturing on April 30, 2014. Borrowings under the Credit Agreement are secured by 55% of the equity interest in each of our wholly-, directly-owned subsidiaries and are repayable, at our option, in shares of our Common Stock. On December 21, 2012, we elected to repay $1,301,300 of the $1,384,455 outstanding under the Credit Agreement with 1,300,000 restricted shares of our Common Stock, 26.5% of our total issued and outstanding shares of Common Stock, as authorized by the Credit Agreement and approved by our stockholders. On August 23, 2013, we entered into the August 2013 Amendment to the Credit Agreement dated July 27, 2012, as amended on December 21, 2012. The August 2013 Amendment decreases the interest rate payable on borrowings under the Credit Agreement effective January 1, 2013, to 10% annually, compounded and payable quarterly, from 1.25% per month, payable monthly. We agreed to pay an amendment fee of 100,000 restricted shares of the Company’s Common Stock, and to deliver to Northtech share certificates representing 55% of the issued and outstanding shares of Heat HP Inc. and Heat PHE Inc., discussed further below, to perfect Northtech’s security interest under the Credit Agreement. On August 23, 2013, we entered into an Assignment and Assumption Agreement with Northtech whereby Northtech agreed to assume a $100,000 obligation of the Company in exchange for 200,000 restricted shares of the Company’s Common Stock. On September 17, 2013 we issued Northtech 100,000 restricted shares of the Company’s Common Stock in consideration of its consent to use the proposal for Northtech to purchase our subsidiaries’ assets as a “stalking horse proposal” to solicit other potential purchasers.  On March 26, 2014, we gave notice to Northtech pursuant to the terms of the Credit Agreement, extending the maturity date on the Credit Agreement from April 30, 2014 to January 3, 2015 and elected to pay the extension fee of 4% by issuing 200,000 shares of its Common Stock to Northtech. On July 10, 2014 we entered into the July 2014 Amendment to the Credit and Security Agreement and issued an additional 200,000 shares of our Common Stock as an extension fee.

On October 10, 2013, we entered in the EIPA, under the terms of which, Buyers agreed to purchase 40% of the Company’s equity interests in substantially all of the PHE segment subsidiaries in the consideration of RMB 5,000,000. The Buyers consist of a group of 25 natural persons, all of whom are P.R.C. citizens, including Wen Sha, Jun Wang and Xudong Wang, managers of the Company’s subsidiaries engaged in the PHE segment of its business, and Huajuan Ai and Yingkai Wang, the Company’s Corporate Secretary and Acting Chief Accountant, respectively.  Huajuan Ai, Wen Sha, Jun Wang and Xudong Wang are also stockholders in Northtech Holdings Inc.

On March 27, 2014, Buyers exercised their option to purchase an additional 40% of the equity interests in the PHE segment subsidiaries from the Company. The closing of transaction will be scheduled to occur after satisfaction of the conditions set forth in the EIPA, including, without limitation, approval of the transaction by a majority of the Company’s stockholders entitled to vote.

On May 11, 2015 the holders of 62.3% of the outstanding common stock, par value $.0001 per share, of  the Company, authorized the sale of all of the remaining interests, constituting 100% of its ownership interests, (the “Stock Sale”) of certain subsidiaries of the The EIPA was amended and restated on November 28, 2014 and further amended on  March 19, 201. The subsidiaries of the Company which were sold to the Buyers were:

SmartHeat Taiyu (Shenyang) Energy;
SmartHeat Siping Beifang Energy Technology Co., Ltd.;
SmartHeat (Shenyang Energy Equipment) Co. Ltd.;
Hohot Ruicheng Technology Co., Ltd.; and
Urumchi XinRui Technology Limited Liability Company

Upon approval by the Company’s stockholders, all of the conditions precedents to the Stock Sale were satisfied which consisted of: (i) approval of its stockholders and (ii) receipt by the Board of Directors of the Company of an opinion that the Stock Sale was fair to the stockholders of SmartHeat from a financial point of view. The parties executed a mutual release which became effective and provided, in part, that the Target Companies forgave all net indebtedness from SmartHeat and all of its other subsidiaries owing to the Target Companies. The consideration and all documents relating to the transaction were released from escrow upon the satisfaction of the foregoing conditions.

The Buyers purchased 40% of Heat PHE’s equity interests in the Target Companies for a purchase price of RMB 5,000,000 paid on December 30, 2013. The Buyers purchased the remaining 60% of Target Companies (constituting all of the remaining equity interests in the Target Companies) for purchase price of: (i) RMB 8,500,000 and (ii) the forgiveness of all net indebtedness owing to Target Companies by SmartHeat and each of its other subsidiaries as of December 31, 2014 which was $8.79 million as of December 31, 2014.

Except as disclosed above, there were no transactions with any related persons (as that term is defined in Item 404 in Regulation S-K) during 2012 or 2013, or any currently proposed transaction, in which we were or are to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

 Our written policy for related party transactions provides that we will enter into or ratify a transaction with a related party only when our Board of Directors, acting through the Audit Committee, determines that the transaction is in the best interests of the company and our stockholders. The policy requires the review and approval by our Audit Committee for any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (ii) we are a participant and (iii) any related person has or will have a direct or indirect interest. Related persons include our executive officers, directors, director nominees, persons known to be the beneficial owner of more than 5% of our outstanding Common Stock or immediate family members of any of the foregoing persons. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other relevant factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. If advance approval of a transaction is not feasible, the Audit Committee may approve and ratify the transaction in accordance with the policy. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

As a “smaller reporting company,” we have elected to follow the scaled disclosure requirements for smaller reporting companies with respect to the disclosures required by Item 402 of Regulation S-K. Under such scaled disclosure, we are not required to provide a Compensation Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

Executive Compensation

The following table sets forth information concerning the compensation for the years ended December 31, 2013 and 2014, of each of our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)(1)	($)(1)	($)	($)	($)	($)
Oliver Bialowons	2014	100,000	-	5,000	-	-	-	-	105,000
President	2013	100,000	-	-	-	-	-	-	100,000
Yingkai Wang	2014	21,242	-	-	-	-	-	-	21,242
Acting Chief Accountant	2013	21,242	-	-	-	-	-	-	21,242

(1)
Amounts shown reflect aggregate grant date fair value of awards and do not reflect whether the recipient actually has realized a financial benefit from such grant, such as by selling the stock or exercising the options.

The following table sets forth information concerning the outstanding equity awards held by each of our named executive officers at December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End for 2014

Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	($)	Date
Oliver Bialowons	-	-	-	-
Yingkai Wang	-	-	-	-

Agreements with Personnel

On January 1, 2008, Taiyu entered into a 3-year employment agreement with Jun Wang, which agreement was renewed on the same terms through December 31, 2013, upon mutual agreement between Mr. Wang and Taiyu. Pursuant to the terms of his employment agreement, Mr. Wang shall receive a salary in an amount that is not less than the lowest minimum wage per month paid in Shenyang and shall be based on the uniform wage and incentive system in Shenyang. Effective on February 1, 2010, the Compensation Committee approved an increase in the annual compensation of Mr. Wang to a base salary of $150,000 per year from $18,000 per year. The Compensation Committee believed it in the best interests of the company to approve the increase in salary for Mr. Wang because of his continued importance to our long-term strategy and success and increased responsibilities since 2008 when his prior base salary was established under his employment agreement. However, he resigned in 2012.

On January 1, 2008, Taiyu entered into a 3-year employment agreement with Zhijuan Guo, which agreement was renewed on the same terms through December 31, 2013, upon mutual agreement between Ms. Guo and Taiyu. Pursuant to the terms of her employment agreement, Ms. Guo received a salary in an amount that is not less than the lowest minimum wage per month paid. Ms. Guo’s employment agreement was terminated concurrently with her resignation.

On February 1, 2010, SmartHeat entered into an executive agreement with Xudong Wang for a term ending on June 30, 2013. But he resigned as a member of Board of Directors in 2012. Mr. Wang was compensated at $120,000 per year and eligible for annual cash bonuses at the sole discretion of the Board of Directors during the term before he resigned. The Company terminated this executive agreement and issued a promissory note in the amount of $77,625 in satisfaction of the Company’s remaining commitment under the executive Agreement. The promissory note was subsequently paid in full with 77,625 shares of the Company’s common stock.

On July 10, 2012, SmartHeat entered into an agreement with Mr. Oliver Bialowons, the Company’s President, effective as of May 25, 2012 for a one-year term. His employment agreement is automatically renewed for another one year from May 25, 2013. Mr. Bialowons is compensated at $100,000 per year.

On March 27, 2014, Oliver Bialowons was granted by the Board of Directors 100,000 shares of the Company’s common stock.

Each of the above agreements contains provisions prohibiting competition by such officers following their services to us.

We currently do not have any defined pension plan for our named executive officers. Pursuant to their executive agreements, we shall provide to such officers all the necessary insurances and social welfares, including but not limited to medical, work injury, maternity, retirement and unemployment insurance and housing fund, according to our policies and the relevant laws and regulations of local governmental authorities and the PRC.

We currently do not have nonqualified defined contribution or other plans that provides for the deferral of compensation for our named executive officers nor do we currently intend to establish any such plan.

Grants of Plan-Based Awards

On May 25, 2010, our shareholders approved the 2010 Equity Incentive Plan authorizing the issuance of up to 100,000 shares of our common stock. The Compensation Committee administers the Plan and may grant awards, including restricted shares, incentive stock options and nonqualified stock options, under the Plan to our officers, directors and employees pursuant to the guidelines set forth in the Plan.

On November 28, 2011, Jun Wang and Xudong Wang each received a grant of 32,500 restricted shares of our common stock under the 2010 Equity Incentive Plan in recognition of their service and contributions to us. The restricted shares were fully vested on the grant date and issued pursuant to exemptions from registration under the Securities Act.

On April 14, 2011, Xudong Wang received a grant of 5,000 restricted shares of our common stock under the 2010 Equity Incentive Plan with the intent of reflecting his expected future performance and to further align Mr. Wang’s interests with those of our shareholders. The restricted shares were fully vested on the grant date and issued pursuant to exemptions from registration under the Securities Act.

On February 1, 2010, pursuant to his employment agreement, Xudong Wang received a grant of options to purchase 5,000 shares of our common stock at an exercise price per share of $118.50. The options have a life of 5 years and options to purchase 2,500 shares of our common stock vested on June 30, 2011, with the remaining options to purchase 2,500 shares of our common stock to vest on June 29, 2012, subject to Mr. Wang’s continued employment.

Change-In-Control and Separation Agreements

We do not have any other existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, or a change in control of the company or a change in the named executive officer’s responsibilities following a change in control.

Compensation of Directors

The following table sets forth information concerning the compensation of our directors for the year ended December 31, 2014.

Director Compensation Table for 2014

	Fees Earned or Paid in Cash	Option Awards	All Other Compensation	Total
Name	($)	($)	($)	($)
Kenneth Scipta	25,000	-	$2,500	27,500
Weiguo Wang	12,000	-	-	12,000
Xin Li	17,910	-	-	17,910
Qingtai Kong	3,750	-	-	3,750

Our independent directors receive cash compensation, paid in equal quarterly installments, for their service. In addition, at the discretion of the non-interested members of the Compensation Committee, independent directors are eligible to receive bonuses for service to our company outside the normal duties as a director and grants of options to purchase our common stock under the 2010 Equity Incentive Plan. Messrs. Li and Kong receive compensation of $17,910 and $3,750 per year, respectively, paid in equal quarterly installments. Mr. Scipta receives $25,000 per year, paid in equal quarterly installments. We do not compensate our non-independent directors for serving as our directors. All directors are eligible to receive reimbursement of expenses incurred with respect to attendance at board meetings and meetings of committees thereof, which is not included in the above table. We do not maintain a medical, dental or retirement benefits plan for the directors. On March 27, 2014, Ken Scipta was granted 50,000 shares of our common stock.

The directors may determine remuneration to be paid to the directors with interested members refraining from voting. The Compensation Committee will assist the directors in reviewing and approving the compensation structure for the directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF MJF & ASSOCIATES.
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected, and recommends the approval of the appointment of, MJF & Associates (“MJF”) as our independent public accounting firm for the fiscal year ending December 31, 2015. Representatives of MJF may be present at the Annual Meeting and, if in attendance, will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Although the appointment of an independent public accounting firm is not required to be submitted to a vote of shareholders, the Board recommended that the appointment be submitted to our shareholders for approval. If our shareholders do not approve the appointment of MJF, the Board will consider the appointment of another independent public accounting firm.

Independent Registered Public Accounting Firm’s Fees

Our Audit Committee appointed MJF as the independent registered certified public accounting firm to audit the books and accounts of our company and our subsidiaries for the fiscal year ending December 31, 2014. MJF has served as our independent auditor since February 16, 2015.  From April 14, 2008 Goldman Kurland and Mohidin LLP served as our independent auditor. The following table presents the aggregate fees billed for professional services rendered by MJF for the years ended December 31, 2013 and 2014.

	2013	2014
Audit Fees
GKM	$175,000	$-
MJF	-	110,000
Audit-related fees
GKM	10,000	-
Tax fees	-	-
All other fees	-	-

In the above table, “audit fees” are fees billed for services provided related to the audit of our annual financial statements, quarterly reviews of our interim financial statements and services normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for those fiscal periods. “Audit-related fees” are fees not included in audit fees that are billed by the independent accountant for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees billed by the independent accountant for professional services rendered for tax compliance, tax advice and tax planning. “All other fees” are fees billed by the independent accountant for products and services not included in the foregoing categories.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a written policy for the pre-approval of services provided by the independent accountants, under which policy the Audit Committee generally pre-approves services for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent accountant is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on May 13, 2015;

●
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on September 13, 2015 and for the fiscal quarter ended June 30, 2015, filed with the SEC on November 2, 2015;

●	Our Current Reports on Form 8-K filed with the SEC on February 17, 2015, March 24, 2015, May 13, 2015 and October 19, 2014.

By Order of the Board of Directors,

/s/ Oliver Bialowons
Oliver Bialowons, Chairman

THANK YOU FOR YOUR ATTENTION TO THIS MATTER.